Exhibit 99.1 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
GenVec, Inc.	Tiberend Strategic Advisors, Inc.
Douglas J. Swirsky	Andrew Mielach
(240) 632-5510	(212) 827-0020
dswirsky@genvec.com	amielach@tiberendstrategicadvisors.com

GENVEC REPORTS SECOND QUARTER 2010 FINANCIAL RESULTS

GAITHERSBURG, MD – August 5, 2010 – GenVec, Inc. (Nasdaq: GNVC) today announced its financial results for the second quarter ended June 30, 2010.

GenVec reported a net loss of $4.2 million ($0.03 per share) for the three months ended June 30, 2010 compared to a net loss of $4.8 million ($0.05 per share) in the comparable quarter of 2009. For the six months ended June 30, 2010, GenVec’s net loss was $8.9 million ($0.07 per share) compared to a net loss of $10.5 million ($0.12 per share) for the six months ended June 30, 2009.

Revenues for the three-month and six-month periods ended June 30, 2010 were $3.2 million and $6.1 million, respectively, compared to revenues of $3.8 million and $7.6 million in the comparable prior year periods. The decrease for the three and six month periods ended June 30, 2010 is primarily due to decreased revenue associated with our agreement with the Department of Homeland Security (DHS) for the Foot and Mouth Disease (FMD) program of $928,000 and $2.2 million, respectively.  The lower revenue under the DHS agreement is a result of the decreased work scope and effort in 2010 as compared to the 2009 periods.  Revenue associated with our HIV program also decreased $692,000 and $856,000 in the three-month and six-month periods ended June 30, 2010, respectively, as compared to the prior year periods.  The lower revenue under the HIV agreements is a result of decreased work scope and effort as compared to the 2009 periods.  The decreased revenue associated with our FMD and HIV programs have been partially offset by increased revenue of $799,000 and $1.3 million, respectively, under our hearing loss and balance disorder program with Novartis that began in January 2010.

Operating expenses were $7.4 million and $15.1 million for the three-month and six-month periods ended June 30, 2010, respectively, representing decreases of 13 percent and 15 percent as compared to $8.5 million and $17.8 million in the comparable prior year periods. The decrease in both periods is primarily due to lower manufacturing cost and to a lesser extent a decrease in outside clinical costs related to our TNFerade™ program.  These decreases are partially offset in both periods by increases related to higher professional and facility costs.

GenVec ended the second quarter of 2010 with $39.0 million in cash, cash equivalents, and investments.

“We anticipate revenues for 2010 will be between $14.0 million and $16.0 million. We currently project our cash burn to be between $10.0 million and $12.0 million for the 12 months ending June 30, 2011,” commented GenVec’s Senior Vice President and Chief Financial Officer, Douglas J. Swirsky.

The Company previously announced that it has engaged Wells Fargo Securities, LLC to conduct a comprehensive review of strategic alternatives aimed at enhancing shareholder value. Strategic alternatives the Company may pursue could include, but are not limited to, execution of the Company's operating plan, sale of Company assets, partnering or other collaboration agreements, or a merger, sale of the Company or other strategic transaction. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements or transactions will be successful or on attractive terms. The Company does not intend to disclose developments with respect to this process unless and until the evaluation of strategic alternatives has been completed or the board of directors has approved a specific transaction.

Conference Call Information

GenVec will hold a conference call at 10:00 a.m. EDT on Friday, August 6, 2010 to discuss the Company’s second quarter results. To listen to the live conference call, please dial 877-558-0567 (U.S. or Canada) or 706-643-4980 (international) and use Conference ID 88894411. An audio replay of the conference call will be available starting at 11:00 a.m. on August 6, 2010 through August 13, 2010. To listen to the audio replay, dial 800-642-1687 (U.S. or Canada) or 706-645-9291 (international) and use access code 88894411.

A live webcast of the conference call will be available on the Company’s website and will be archived for 30 days. To access the webcast or the replay, go to www.genvec.com, click on “Investor Relations,” and click on “Webcasts and Data.”

About GenVec

GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec uses proprietary drug discovery and development technologies to support a portfolio of product programs that address the prevention and treatment of a number of major diseases.  In collaboration with Novartis, GenVec is developing novel treatments for hearing loss and balance disorders. GenVec also develops and is evaluating the potential of TNFerade for the treatment of certain cancers and is developing vaccines for infectious diseases including influenza, HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), and HSV-2. Additional information about GenVec is available at www.genvec.com and in the Company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues, operating expenses, cash burn and the outcome of the Company’s  strategic review, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by GenVec to secure and maintain relationships with collaborators; risks relating to certain of our product candidates being in early stages of development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

 (Tables to Follow)

GenVec, Inc.
Condensed Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)

Revenues	$3,182	$3,781	$6,120	$7,576

Operating expenses:
Research and development	5,134	7,096	10,879	14,385
General and administrative	2,281	1,453	4,229	3,383
Total operating expenses	7,415	8,549	15,108	17,768
Loss from operations	(4,233)	(4,768)	(8,988)	(10,192)
Interest income	2	8	2	35
Interest income/(expense), net	38	(52)	125	(65)
Other	-	3	(31)	(268)
Net loss	$(4,193)	$(4,809)	$(8,892)	$(10,490)

Basic and diluted loss per share	$(0.03)	$(0.05)	$(0.07)	$(0.12)

Shares used in computing basic and diluted net loss per share	128,911	92,053	124,327	90,356

GenVec, Inc.
Selected Balance Sheet Information
(in thousands)

	June 30, 2010	December 31, 2009
	(Unaudited)

Cash and investments	$38,999	$10,961
Working capital	34,993	7,002
Total assets	42,282	13,443
Stockholders’ equity	34,793	7,636

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